Exhibit 99.7

The references to share and per share amounts in this Exhibit 99.7 to the Company’s Current Report on Form 8-K do not reflect the Reverse Stock Split. Capitalized terms not defined herein shall have the meaning granted to them in the Company’s definitive proxy statement/prospectus filed with the Securities and Exchange Commission on January 23, 2023 (the “definitive proxy statement/prospectus”).

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Selected Historical Condensed Consolidated Financial Data Of Imara

The following tables summarize Imara’s consolidated financial data. The consolidated statement of operations data for the nine months ended September 30, 2022 and 2021 and the consolidated balance sheet data as of September 30, 2022 have been derived from the unaudited condensed consolidated financial statements included in Imara’s Quarterly Report on Form 10-Q, which is incorporated herein by reference. The consolidated statement of operations data for the years ended December 31, 2021 and 2020 and the consolidated balance sheet data as of December 31, 2021 and 2020 have been derived from the audited consolidated financial statements included in Imara’s Annual Report on Form 10-K, which is incorporated herein by reference. You should read the following selected condensed consolidated financial data together with “Imara Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the definitive proxy statement/prospectus and Imara’s financial statements and the related notes incorporated by reference. Imara’s historical results are not necessarily indicative of results that should be expected in any future period and Imara’s results for the interim period are not necessarily indicative of the results that should be expected for the full year ending December 31, 2022.

Selected Condensed Consolidated Statement of Operations Data:

	Nine Months Ended September 30,		Years Ended December 31,
	2022	2021	2021	2020
	(in thousands, except share and per share amounts)
Operating expenses:
Research and development	$18,760	$27,586	$38,442	$32,154
General and administrative	12,253	9,522	13,000	9,544

Total operating expenses	31,013	37,108	51,442	41,698

Loss from operations	(31,013)	(37,108)	(51,442)	(41,698)
Interest income	430	161	233	483
Other expense	(114)	(118)	(175)	(145)

Net loss	$(30,697)	$(37,065)	$(51,384)	$(41,360)

Accretion of Series B convertible preferred stock	—	—	—	(7,858)

Net loss per share attributable to common stockholders -basic and diluted	$(30,697)	$(37,065)	$(51,384)	$(49,218)

Net loss per common share	$(1.17)	$(1.84)	$(2.37)	$(3.53)

Weighted average common shares outstanding, basic and diluted	26,287,264	20,099,976	21,661,450	13,924,730

Selected Consolidated Balance Sheet Data:

	September 30,	December 31,
	2022	2021	2020
		(in thousands)
Cash and cash equivalents	$49,491	$48,309	$47,698
Short-term investments	6,813	41,969	40,524
Working capital (1)	57,286	85,486	84,158
Total assets	59,104	93,646	90,842
Total liabilities	1,818	7,616	6,407
Accumulated deficit	(178,194)	(147,497)	(96,113)
Total stockholders’ equity	57,286	86,030	84,435

(1)	Working capital is defined as current assets less current liabilities

Selected Historical Condensed Financial Data of Enliven

The following tables summarize Enliven’s financial data. The statement of operations data for the nine months ended September 30, 2022 and 2021 and the balance sheet data as of September 30, 2022 have been derived from Enliven’s unaudited condensed financial statements included in Exhibit 99.6 to the Company’s Current Report on Form 8-K of which this Exhibit 99.7 is a part. The statement of operations data for the years ended December 31, 2021 and 2020 and the balance sheet data as of December 31, 2021 and 2020 have been derived from Enliven’s audited financial statements included in Exhibit 99.5 to the Company’s Current Report on Form 8-K of which this Exhibit 99.7 is a part. You should read the following selected financial data together with “Enliven Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Enliven’s financial statements and the related notes included in Exhibits 99.4, 99.5 and 99.6 to the Company’s Current Report on Form 8-K of which this Exhibit 99.7 is a part. Enliven’s historical results are not necessarily indicative of results that should be expected in any future period and Enliven’s results for the interim period are not necessarily indicative of the results that should be expected for the full year ending December 31, 2022.

Selected Statement of Operations Data:

	Nine Months Ended September 30,		Years Ended December 31,
	2022	2021	2021	2020
	(in thousands, except share and per share amounts)
Operating expenses:
Research and development	$22,825	$13,610	$20,474	$8,240
General and administrative	5,803	2,757	4,288	1,078

Total operating expenses	28,628	16,367	24,762	9,318

Loss from operations	(28,628)	(16,367)	(24,762)	(9,318)
Change in fair value of convertible promissory notes	—	—	—	(9,679)
Interest income	516	19	22	31

Net loss	$(28,112)	$(16,348)	$(24,740)	$(18,966)

Net loss per common share, basic and diluted	$(2.70)	$(2.20)	$(3.17)	$(3.80)

Weighted average common shares outstanding, basic and diluted	10,406,800	7,435,406	7,814,536	4,986,826

Selected Balance Sheet Data:

	September 30,	December 31,
	2022	2021	2020
		(in thousands)
Cash and cash equivalents	$86,159	$110,024	$130,365
Working capital (1)	79,896	104,917	129,109
Total assets	90,795	113,329	131,003
Total liabilities	9,143	6,467	1,558
Convertible preferred stock	149,749	149,749	149,749
Accumulated deficit	(73,314)	(45,202)	(20,462)
Total stockholders’ deficit	(68,097)	(42,887)	(20,304)

(1)	Working capital is defined as current assets less current liabilities.

Selected Unaudited Pro Forma Condensed Combined Financial Data of Imara and Enliven

The following unaudited pro forma condensed combined financial information was prepared based on the expectation that the Merger will be treated as a reverse recapitalization in accordance with GAAP. For accounting purposes, Enliven is considered to be acquiring Imara in the Merger. This determination is based on the expectation that, immediately following the Merger: (i) Enliven’s equity holders will own a substantial majority of the voting rights in the combined company, (ii) Enliven will designate a majority (eight of nine) of the initial members of the board of directors of the combined company and (iii) Enliven’s senior management will hold all positions in senior management of the combined company.

Accordingly, for accounting purposes: (i) the Merger will be treated as the equivalent of Enliven issuing stock to acquire the net assets of Imara, (ii) the net assets of Imara will be recorded based on their fair value, in the financial statements at the time of closing, which are primarily comprised of cash and cash equivalents and therefore expected to approximate the historical carrying value of the assets and (iii) the reported historical operating results of the combined company prior to the Merger will be those of Enliven.

The unaudited pro forma condensed combined balance sheet assumes that the Enliven pre-closing financing and the Merger were consummated as of September 30, 2022 and combines the historical balance sheets of Imara and Enliven as of such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 and the nine months ended September 30, 2022 assumes that the Enliven pre-closing financing and the Merger were consummated as of January 1, 2021 and combines the historical results of Imara and Enliven for the respective periods presented.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data for the year ended December 31, 2021 and as of and for the nine months ended September 30, 2022 are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this Exhibit 99.7.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations:

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
	(in thousands, except share and per share amounts)
Operating expenses
Research and development	$23,893	$22,313
General and administrative	15,050	27,354

Total operating expenses	38,943	49,667

Loss from operations	(38,943)	(49,667)
Other expense	(114)	(175)
Interest income	946	255
Sale of IPR&D asset	—	32,649

Total other income	832	32,729

Net loss	$(38,111)	$(16,938)

Net loss per share, basic and diluted	$(0.24)	$(0.11)

Weighted average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	159,629,030	152,001,386

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data:

September 30, 2022
(in thousands)
Cash and cash equivalents	$334,624
Working capital (1)	316,386
Total assets	347,348
Total liabilities	30,165
Accumulated deficit	(51,287)
Total stockholders’ equity	317,183

(1)	Working capital is defined as current assets less current liabilities.

Unaudited Pro Forma Condensed Combined Financial Information

On October 13, 2022, Imara, Enliven, and Merger Sub entered into the Merger Agreement. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, including approval of the transaction by Imara’s stockholders and Enliven’s stockholders, Merger Sub will merge with and into Enliven, with Enliven becoming a wholly-owned subsidiary of Imara and the surviving corporation of the merger, which transaction is referred to as the Merger. Following the Merger, Imara will change its name to Enliven Therapeutics, Inc.

At the effective time of the Merger, each share of Enliven’s common stock outstanding immediately prior to the effective time of the Merger, including shares of Enliven’s common stock that are issued pursuant to the Enliven pre-closing financing, will be converted into the right to receive a number of shares of Imara’s common stock based on the exchange ratio. The exchange ratio is estimated to be approximately 1.1580 shares of Imara’s common stock for each share of Enliven’s common stock, and is subject to change to account for, among other things, Imara’s net cash as of the business day prior to the anticipated closing date of the Merger. The exchange ratio also does not give effect to the proposed Reverse Stock Split of Imara’s common stock, because the proposed Reverse Stock Split ratio is not final. Each share of Enliven’s convertible preferred stock outstanding immediately prior to the effective time of the Merger is expected to be converted into shares of Enliven’s common stock in accordance with its terms, which would then convert into the right to receive shares of Imara’s common stock along with all other shares of Enliven’s common stock as described above. Under the exchange ratio formula in the Merger Agreement, the former Enliven equity holders immediately before the effective time of the Merger are currently estimated to own approximately 84.1% of the outstanding capital stock of Imara on a fully-diluted basis, and the stockholders of Imara immediately before the effective time of the Merger are currently estimated to own approximately 15.9% of the outstanding capital stock of Imara on a fully-diluted basis, subject to certain assumptions, including, but not limited to, (a) Imara’s net cash as of the closing being approximately $82 million, (b) Enliven raising approximately $164.5 million in the Enliven pre-closing financing described in the definitive proxy statement/prospectus, (c) a valuation for Imara equal to its net cash as of the business day immediately prior to the anticipated closing date of the Merger, plus $10 million and (d) a valuation for Enliven equal to $324.6 million, plus the gross proceeds of the Enliven pre-closing financing, in each case as further described in the Merger Agreement.

A reverse stock split of Imara’s common stock, or the Reverse Stock Split, will be effectuated prior to the closing of the Merger.

Because, among other things, the number of shares of Imara’s common stock issuable to Enliven’s securityholders is determined based on Imara’s net cash balance on the business day prior to the anticipated closing of the Merger and the capitalization of Enliven and Imara at the closing of the Merger, Imara’s securityholders cannot be certain of the exact number of shares that will be issued to (or reserved for issuance to) Enliven’s securityholders when Imara’s stockholders vote on the proposals. The exchange ratio referenced above is an estimate only and the final exchange ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and in the definitive proxy statement/prospectus.

Concurrently with the execution and delivery of the Merger Agreement, certain parties have entered into agreements with Enliven, pursuant to which they have agreed, subject to terms and conditions of such agreements, to purchase prior to the consummation of the Merger, shares of Enliven common stock for an aggregate purchase price of approximately $159.9 million, net of issuance costs of $4.6 million, or the Enliven pre-closing financing.

The following unaudited pro forma condensed combined financial information gives effect to the Transaction Accounting Adjustments, which consist of the (i) Merger, (ii) the Enliven pre-closing financing and (iii) Asset Sale, but does not give effect to the proposed Reverse Stock Split of Imara’s common stock because the proposed Reverse Stock Split ratio is not final.

In the unaudited pro forma condensed combined financial statements, the Merger has been accounted for as a reverse recapitalization under U.S. GAAP because the assets of Imara as of the effective date of the Merger are expected to be primarily cash and other non-operating assets. Enliven was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (1) Enliven stockholders will own a substantial majority of the voting rights in the combined company; (2) Enliven will designate a majority (eight of nine) of the initial members of the board of directors of the combined company; and (3) Enliven’s senior management will hold all positions in senior management of the combined company.

As a result of Enliven being treated as the accounting acquirer, Enliven’s assets and liabilities will be recorded at their pre-combination carrying amounts and the historical operations that are reflected in the unaudited pro forma condensed combined financial information of Imara will be those of Enliven. Imara’s assets and liabilities will be measured and recognized at their fair values as of the effective date of the Merger, and combined with the assets, liabilities, and results of operations of Enliven after the consummation of the Merger. As a result, upon consummation of the Merger, the historical financial statements of Enliven will become the historical consolidated financial statements of the combined company.

The unaudited pro forma condensed combined balance sheet data as of September 30, 2022 assumes that the Merger took place on September 30, 2022 and combines the Imara and Enliven historical balance sheets as of September 30, 2022. The unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2022 and the year ended December 31, 2021 gives effect to the Merger as if it took place on January 1, 2021.

The historical financial statements of Imara and Enliven have been adjusted to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes, and is for illustrative purposes only. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma condensed combined financial information as a result, if any, of the amount of capital raised by Enliven between the signing and closing of the Merger Agreement, the amount of cash used by Imara’s operations between the signing and closing of the Merger Agreement, the timing of the closing of the Merger, and other changes in Imara’s assets and liabilities that occur prior to the completion of the Merger.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical consolidated financial statements of Imara and Enliven and

“Enliven Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Exhibit 99.4 of the Company’s Current Report on Form 8-K and “Imara Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the definitive proxy statement/prospectus. Imara’s historical unaudited interim condensed consolidated financial statements as of and for the nine months ended September 30, 2022 and for the nine months ended September 30, 2021 and the audited consolidated financial statements as of and for year ended December 31, 2021 and 2020 are incorporated by reference into this Exhibit 99.7 of the Company’s Current Report on Form 8-K. Enliven’s historical unaudited interim condensed financial statements as of, and for the nine months ended September 30, 2022 and for the nine months ended September 30, 2021 and the audited financial statements as of and for the years ended December 31, 2021 and 2020 are included in Exhibits 99.5 and 99.6 of the Company’s Current Report on Form 8-K of which this Exhibit 99.7 forms a part.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2022

(in thousands)

	Enliven	Imara	Transaction Accounting Adjustments	Note 5	Pro Forma Combined Total

Assets
Current assets:
Cash and cash equivalents	$86,159	$49,491	$198,974	(a)(f)(s)	$334,624
Short-term investments	—	6,813	—		6,813
Prepaid expense and other current assets	2,070	2,800	(566)	(r)	4,304

Total current assets	88,229	59,104	198,408		345,741
Property and equipment, net	852	—	—		852
Operating lease right-of-use assets, net	701	—	—		701
Deferred offering costs	959	—	(959)	(b)	—
Restricted cash	54	—	—		54

Total assets	$90,795	$59,104	$197,449		$347,348

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,993	$767	$—		$3,760
Accrued expense and other current liabilities	5,340	1,051	19,204	(a)(b)(c)(f)(l)(n)(s)	25,595

Total current liabilities	8,333	1,818	19,204		29,355
Other non-current liabilities	810	—	—		810

Total liabilities	9,143	1,818	19,204		30,165

Convertible preferred stock	149,749	—	(149,749)	(e)(t)	—
Stockholders’ equity (deficit):
Common stock	1	27	133	(t)	161
Additional paid-in capital	5,216	235,457	127,636	(t)	368,309
Accumulated other comprehensive income	—	(4)	4	(t)	—
Accumulated deficit	(73,314)	(178,194)	200,221	(t)	(51,287)

Total stockholders’ equity (deficit)	(68,097)	57,286	327,994		317,183

Total liabilities convertible preferred stock and stockholders’ equity	$90,795	$59,104	$197,449		$347,348

Unaudited Pro Forma Condensed Combined Statement Of Operations

For the Nine Months Ended September 30, 2022

(in thousands, except share and per share amounts)

	Enliven	Imara	Transaction Accounting Adjustments	Note 5	Pro Forma Combined Total
Operating expenses
Research and development	$22,825	$18,760	$(17,692)	(q)	$23,893
General and administrative	5,803	12,253	(3,006)	(m)(o)(p)	15,050

Total operating expenses	28,628	31,013	(20,698)		38,934

Loss from operations	(28,628)	(31,013)	20,698		(38,934)
Other expense	—	(114)	—		(114)
Interest income	516	430	—		946

Total other income (expense), net	516	316	—		832

Net loss	$(28,112)	$(30,697)	$20,698		$(38,111)

Net loss per share attributable to common stockholders, basic and diluted	$(2.70)	$(1.17)	$—		$(0.24)

Weighted average common shares outstanding, basic and diluted	10,406,800	26,287,264	122,934,966	(i)	159,629,030

Unaudited Pro Forma Condensed Combined Statement Of Operations

For the Year Ended December 31, 2021

(in thousands, except for share and per share amounts)

	Enliven	Imara	Transaction Accounting Adjustments	Note 5	Pro Forma Combined Total
Operating expenses
Research and development	$20,474	$38,442	$(36,603)	(q)	$22,313
General and administrative	4,288	13,000	10,066	(c)(l)(n)(m)(o)(p)	27,354

Total operating expenses	24,762	51,442	(26,537)		49,667

Loss from operations	(24,762)	(51,442)	26,537		(49,667)
Other expense	—	(175)	—		(175)
Interest income	22	233	—		255
Sale of IPR&D asset	—	—	32,649	(f)	32,649

Total other income (expense), net	22	58	32,649		32,729

Net loss	$(24,740)	$(51,384)	$59,186		$(16,938)

Net loss per share attributable to common stockholders, basic and diluted	$(3.17)	$(2.37)	$—		$(0.11)

Weighted average common shares outstanding, basic and diluted	7,814,536	21,661,450	122,525,400	(i)	152,001,386

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Merger and Basis of Presentation

Description of the Merger

On October 13, 2022, Imara entered into the Merger Agreement with Enliven and Merger Sub, pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Enliven, with Enliven surviving the Merger as a wholly-owned subsidiary of Imara. Following the Merger, the combined company will change its name to Enliven Therapeutics, Inc.

Subject to the terms and conditions set forth in the Merger Agreement, Enliven stockholders will receive a number of shares of Imara’s common stock to be determined at the closing of the Merger based on the exchange ratio.

At the effective time of the Merger, each share of Enliven common stock outstanding immediately prior to the effective time, including (i) those shares of Enliven common stock issued upon conversion of the Enliven preferred stock, which conversion is expected to occur immediately prior to the effective time of the Merger, and (ii) those shares to be issued in connection with the Enliven pre-closing financing, will be converted into the right to receive a number of shares of Imara’s common stock based on the exchange ratio. The exchange ratio is estimated to be approximately 1.1580 shares of Imara’s common stock for each share of Enliven’s common stock. Under the exchange ratio formula in the Merger Agreement, the former Enliven stockholders immediately before the effective time, including those purchasing shares in the Enliven pre-closing financing, are currently estimated to own approximately 84.1% of the outstanding common stock of the combined company on a fully-diluted basis, and the stockholders of Imara immediately before the effective time are currently estimated to own approximately 15.9% of the outstanding common stock of the combined company on a fully-diluted basis, subject to certain assumptions, including, but not limited to, (a) Imara’s net cash as of the closing being approximately $82 million, (b) Enliven raising approximately $164.5 million in the Enliven pre-closing financing described in the definitive proxy statement/prospectus, (c) a valuation for Imara equal to its net cash as of the business day immediately prior to the closing date of the Merger, plus $10 million and (d) a valuation for Enliven equal to $324.6 million, plus the gross proceeds of the Enliven pre-closing financing, in each case as further described in the Merger Agreement.

The relative percentage ownership of the combined company was derived using a stipulated value of Enliven of approximately $489 million, inclusive of the Enliven pre-closing financing, and a stipulated value of Imara of approximately $92 million. The valuation of Imara was determined based on a projected net cash and cash equivalents as defined in the Merger Agreement, of approximately $82 million as of a determination date prior to the closing of the Merger, but subject to adjustment as described above, plus an additional $10 million of enterprise value.

Because, among other things, the number of shares of Imara’s common stock issuable to Enliven’s securityholders is determined based on Imara’s net cash balance on the business day prior to the anticipated closing date of the Merger and the capitalization of Enliven and Imara at such closing, Imara’s securityholders cannot be certain of the exact number of shares that will be issued to (or reserved for issuance to) Enliven’s stockholders. The exchange ratio referenced above is an estimate only and the final exchange ratio will be determined pursuant to a formula described in detail in the Merger Agreement and in the definitive proxy statement/prospectus.

Each stock option granted under Enliven’s 2019 Equity Incentive Plan, or the Enliven 2019 Plan, that is outstanding immediately prior to the effective time of the Merger will be assumed by Imara and will become an option to acquire, on the same terms and conditions as were applicable to such Enliven stock option immediately prior to the effective time of the Merger, a number of shares of Imara common stock equal to the number of shares of Enliven common stock subject to the unexercised portion of the Enliven stock option immediately prior to the effective time of the Merger, multiplied by the exchange ratio (rounded down to the nearest whole share number), with an exercise price per share for the options equal to the exercise price per share of such Enliven stock option immediately prior to the effective time of the Merger divided by the exchange ratio (rounded up to the nearest whole cent). Such assumed options will continue to be governed by the terms and conditions of the Enliven 2019 Plan.

At the effective time of the Merger, each person who as of immediately prior to the effective time was a stockholder of record of Imara or had the right to receive Imara’s common stock will be entitled to receive a contractual contingent value right, or a CVR, issued by Imara subject to and in accordance with the terms and conditions of a Contingent Value Rights Agreement between Imara, the holder’s representative and the rights agent, or the CVR Agreement, representing the contractual right to receive payments upon the occurrence of certain events related to the Asset Sale or other potential sale or license involving IMR-261. The right of Imara’s stockholders to derive any value from the CVRs will be contingent solely upon the disposition of such assets within the time periods specified in the CVR Agreement. The unaudited pro forma condensed combined balance sheet does not reflect contingent consideration with respect to the CVRs because of the uncertainty of payments which were not considered probable of occurring at the time of the Merger.

Enliven Pre-Closing Financing

Concurrently with the execution and delivery of the Merger Agreement, certain parties have entered into agreements with Enliven pursuant to which they have agreed, subject to the terms and conditions of such agreements, to purchase, prior to the consummation of the Merger, shares of Enliven common stock for an aggregate gross purchase price of approximately $164.5 million. The consummation of the transactions contemplated by such agreements is conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement. Shares of Enliven common stock issued pursuant to the Enliven pre-closing financing will be converted into the right to receive shares of common stock of Imara in the Merger in accordance with the exchange ratio.

Asset Sale of Tovinontrine

On September 6, 2022, Imara entered into the Asset Purchase Agreement with Cardurion for the sale of Imara’s asset, tovinontrine (IMR-687), and all other assets of Imara related to its PDE9 program to Cardurion and the assignment to Cardurion of Imara’s exclusive license agreement with H. Lundbeck A/S. As a condition of the Merger Agreement, the closing of the Asset Sale must have occurred prior to Closing of the Merger. At a special meeting of the Imara stockholders held on November 9, 2022, Imara’s stockholders voted to approve the Asset Sale. On November 10, 2022, Imara announced the closing of the Asset Sale.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of September 30, 2022 was prepared using the historical condensed consolidated balance sheets of Imara and Enliven as of September 30, 2022. The unaudited pro forma condensed combined statement of operations and comprehensive loss for the nine months ended September 30, 2022 and the unaudited pro forma combined statement of operations and comprehensive loss for the year ended December 31, 2021 was prepared using the condensed and/or historical statements of operations and comprehensive loss of Imara and Enliven for the nine months ended September 30, 2022 and the year ended December 31, 2021 and gives effect to the Merger as if it occurred on January 1, 2021.

For accounting purposes, Enliven is considered to be the acquirer, and the Merger is expected to be accounted for as a reverse recapitalization of Imara by Enliven because upon the closing of the Merger, the pre-combination assets of Imara are expected to be primarily cash.

Under reverse recapitalization accounting, the assets and liabilities of Imara will be recorded, as of the completion of the Merger, at their fair value. No goodwill or intangible assets will be recognized and any excess consideration transferred over the fair value of the net assets of Imara, following determination of the actual purchase consideration for Imara will be reflected as a reduction to additional paid-in capital. Consequently, the financial statements of Enliven reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The accompanying unaudited pro forma condensed combined financial information is derived from the historical financial statements of Imara and Enliven, and includes adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The historical financial statements of Enliven shall become the historical financial statements of the combined company.

The unaudited pro forma condensed combined financial information does not include the impact of any cost or other operating synergies that may result from the Merger or any related restructuring costs that may be contemplated and does not give effect to the proposed Reverse Stock Split of Imara’s common stock because the proposed Reverse Stock Split is not definitive and is subject to approval by Imara’s stockholders.

To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed consolidated financial information could change significantly. Accordingly, the pro forma adjustments are subject to further adjustment as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

3. Preliminary Purchase Price

Pursuant to the Merger Agreement, at the closing of the Merger, Imara expects to issue to Enliven stockholders (including those purchasing shares in the Enliven pre-closing financing) a number of shares of Imara common stock representing approximately 84.1% of the outstanding shares of the common stock of the combined company on a fully-diluted basis. The estimated preliminary purchase price is calculated based on the fair value of the common stock of the combined company that Enliven stockholders will own as of the closing date of the transaction because, with no active trading market for shares of Enliven, the fair value of the Imara common stock represents a more reliable measure of the fair value of consideration transferred in the Merger. Accordingly, the accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of approximately $114.2 million, which consists of the following:

Estimate number of common shares of the combined company to be owned by IMARA stockholders (1)	26,287,264
Multiplied by the fair value per share of IMARA common stock (2)	$4.23

Estimated fair value of IMARA common stock issued	111,195
Estimated fair value of stock options and restricted stock unis attributable to precombination services (3)	2,996

Estimated purchase price	$114,191

(1)

The final purchase price will be determined based on the number of shares of Imara common stock of the combined company that Imara stockholders own as of the closing date of the Merger. For purposes of this unaudited pro forma condensed combined financial information, the estimated number of shares represents 26,287,264 shares of Imara common stock outstanding as of September 30, 2022.

(2)

The estimated purchase price was based on the closing price of Imara’s common stock as reported on The Nasdaq Global Select Market on December 15, 2022. The final purchase price will be based on the number of shares and fair market value of Imara’s common stock outstanding immediately prior to the closing of the

Merger and could result in a purchase price different from that assumed in this unaudited pro forma combined financial information, and that difference may be material.

(3)

Based on the capitalization of Imara as of October 13, 2022, 213,443 outstanding unvested Imara restricted stock units will be accelerated in connection with the Merger. Similarly, in connection with the Merger, and certain expected actions of Imara’s Board of Directors vesting of outstanding Imara stock options will be accelerated in full, resulting in approximately 1,799,658 surviving stock options. The acquisition date fair value of these Imara restricted stock units and Imara stock options attributable to the precombination services is included in the estimated purchase price. The acquisition date fair value of these Imara restricted stock units and stock options is calculated based on the number of such Imara restricted stock units and Imara stock options expected to vest assuming that the merger will close on October 31, 2022.

The actual purchase consideration may vary based on the net cash calculation prior to closing of the Merger, the exchange ratio, and Imara’s share price at closing of the Merger as described above, and that difference could be material. As such, the estimated purchase consideration reflected in these unaudited pro forma condensed combined financial information does not purport to represent what the actual purchase consideration will be when the Merger is completed.

Consequently, the financial statements of Enliven reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer. The accompanying unaudited pro forma condensed combined financial information is derived from the historical financial statements of Imara and Enliven, and include adjustments to give pro forma effect to reflect the accounting for the Merger, Enliven pre-closing financing, and Asset Sale in accordance with GAAP. The historical financial statements of Enliven shall become the historical financial statements of the combined company.

4. Shares of Imara Common Stock Issued to Enliven’s Stockholders upon Closing of the Merger

Prior to the Merger, all outstanding convertible preferred stock of Enliven will be converted into common stock of Enliven. At the effective time of the Merger, all outstanding shares of Enliven’s common stock will be converted into the right to receive shares of Imara common stock as consideration for the Merger, based on the exchange ratio. The estimated exchange ratio for purposes of the unaudited pro forma condensed combined financial information was derived on a fully-diluted basis as of October 13, 2022 using a stipulated value of Enliven of approximately $489.1 million (including the Enliven pre-closing financing discussed above) and of Imara of approximately $92.3 million. Based on the preliminary estimated exchange ratio of 1.1580 determined in accordance with the terms of the Merger Agreement, Imara expects to issue 135,041,082 shares of common stock to the stockholders of Enliven in the Merger, determined as follows:

Shares
Enliven:
Enliven common shareholders	54,886,196
Enliven convertible preferred stock	61,730,064

Total Enliven common equivalent shares pre-close	116,616,260
Exchange ratio	1.1580

Total Enliven merger common shares	135,041,082

As the proposed Reverse Stock Split ratio of Imara’s common stock is not definitive and will occur immediately prior to the consummation of the Merger, the exchange ratio and estimated shares of Imara’s common stock issued to Enliven’s security holders have not been adjusted to give retrospective effect to the Reverse Stock Split.

5. Pro Forma Adjustments

The unaudited pro forma condensed combined financial information includes pro forma adjustments that reflect Transaction Accounting Adjustments, as well as other adjustments deemed to be directly related to the Merger, irrespective of whether or not such adjustments are deemed to be recurring.

Based on Enliven management’s review of Imara’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Imara to conform to the accounting policies of Enliven are not expected to be significant. Imara does not anticipate declaring and paying any cash dividends prior to the closing of the Merger.

The unaudited pro forma condensed combined financial information does not reflect the proposed Reverse Stock Split of Imara common stock that is expected to be effected prior to consummation of the Merger.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

(a)

To reflect $164.5 million in proceeds, and issuance costs of $4.6 million, in connection with the consummation the Enliven pre-closing financing, in which 42,827,612 shares of Enliven’s common stock are to be issued. The Merger is contingent upon the Enliven pre-closing Financing, which is expected to close immediately prior to the closing of the Merger. If the Enliven pre-closing financing does not close, Enliven and Imara are not required to complete the Merger.

(b)

To reflect preliminary estimated transaction costs of $5.7 million in connection with the Merger, such as adviser fees, legal, and accounting expenses that are expected to be incurred by Enliven, as well as previously deferred offering cost of $1.0 million, as an increase in accrued liabilities and a reduction to additional paid-in capital in the unaudited proforma condensed combined balance sheet.

(c)

To reflect preliminary estimated transaction costs of $4.2 million in connection with the Merger, such as adviser fees, legal, and accounting expenses that are expected to be incurred by Imara as an increase in accrued liabilities and an increase in accumulated deficit in the unaudited proforma condensed combined balance sheet and an increase in general administrative expenses for the year ended December 31, 2021.

(d)

To reflect the change in common stock par value due to exchange of Imara’s common stock for Enliven’s common stock upon closing of the Merger. The Enliven and Imara common shareholders include shares issued subsequent to September 30, 2022 through the Enliven pre-closing financing.

(e)

To reflect the conversion of 61,730,064 shares of Enliven convertible preferred stock into shares of Enliven common stock on a 1-for-1 basis, which is expected to occur immediately prior to the effective time of the Merger.

(f)

To reflect Imara’s sale to Cardurion Pharmaceuticals, Inc. of all its rights and obligations related to tovinontrine (IMR-687) and all other assets of Imara related to its PDE9 program, for a purchase price of $34.8 million, as well as related future Asset Sale costs that are expected to be incurred of $0.2 million.

(g)	To reflect the elimination of Imara’s historical common stock.

(h)	To reflect the effect of the reverse recapitalization of Imara for a total of $57.3 million, which is the net assets of Imara as of September 30, 2022.

(i)

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the nine months ended September 30, 2022 and year ended December 31, 2021. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the Merger closing date, including the shares to be issued in the Enliven pre-closing financing. For the year ended December 31, 2021 and the nine months ended September 30, 2022, the pro forma weighted average shares outstanding has been calculated as follows:

	September 30, 2022	December 31, 2021
Historical Enliven weighted-average shares of common stock outstanding	10,406,800	7,814,536
Impact of Enliven’s convertible preferred stock assuming conversion as of January 1, 2021	61,730,064	61,730,064
Impact of Enliven’s common stock purchase agreement (Enliven pre-closing financing) assuming issuance as of January 1, 2022	42,827,612	42,827,612

Subtotal	114,964,476	112,372,212
Application of exchange ratio to historical Enliven weighted-average shares outstanding	1.1580	1.1580

Adjusted Enliven weighted-average shares outstanding (after giving effect to the Exchange Ratio)	133,128,323	130,126,493
Historical IMARA weighted-average shares of common stock outstanding	26,287,264	21,661,450
Impact of IMARA common stock related to stock units that accelerated vesting as of January 1, 2021	213,443	213,443

Total weighted average shares outstanding	159,629,030	152,001,386

(j)	To reflect the impact of the difference in par value of common stock between Enliven ($0.0001) and Imara ($0.001) on the conversion of Enliven common stock to Imara common stock

(k)

To reflect Imara’s share-based compensation costs recognized as a result of the Merger and Asset Sale based on the fair value of the outstanding unvested awards on the Merger date. Certain awards included accelerated vesting upon the completion of the Asset Sale. Certain other awards include provisions which accelerate vesting upon both a change of control, and termination, but are expected to be amended, pending board approval, to vest fully immediately prior to the completion of the Merger. As a result, remaining unrecognized stock-based compensation expense of $3.0 million is recognized as precombination expense.

(l)

To reflect Imara’s estimated compensation expense of $2.8 million related to change-in-control retention and severance payments resulting from pre-existing employment agreements that will be payable in cash in connection with the Merger but were not incurred as of September 30, 2022, as an increase to accrued expenses and accumulated deficit in the unaudited pro forma condensed combined balance sheet. Imara’s compensation costs of $2.8 million are reflected as general and administrative expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021.

(m)

To reflect Imara’s compensation expense of $0.4 million related to Asset Sale retention payments resulting from pre-existing employment agreements which were incurred as of September 30, 2022, as having occurred in the year ended December 31, 2021 to align with proforma presentation of the Merger.

(n)

To reflect the cost of the D&O Tail Policy of $2.0 million paid by Imara, as an increase in accumulated deficit and accrued liabilities, and increase in general and administrative expenses for the year ended December 31, 2021.

(o)

To reflect Imara’s costs related to the Merger of $0.7 million, which were reflected as being incurred during the nine months ended September 30, 2022, as having occurred during the year ended December 31, 2021, to align with proforma presentation of the Merger.

(p)

To reflect Imara’s costs related to the Asset Sale of $1.9 million which were incurred in general and administrative expense during the nine months ended September 30, 2022, as having occurred during the year ended December 31, 2021, impacting the Sale of IPR&D Asset line on the Unaudited Pro Forma Condensed Combined Statement of Operations to align with proforma presentation of the Merger.

(q)

To reflect the elimination of direct external R&D expenses related to the IMR-687 program which were sold by Imara in the Asset Sale. Such R&D expenses were incurred and included in the Imara historical condensed consolidated statement of operations for the nine months ended September 30, 2022 and the historical consolidated statement of operations for the year ended December 31, 2021.

(r)	To reflect the elimination of certain prepaid expenses abandoned in connection with the Asset Sale of IMR-687 of $0.6 million.

(s)

To reflect the elimination of accrued expenses of $0.3 million relating to the Asset Sale, and the corresponding decrease in cash received on the Asset Sale, to reflect the costs as paid as of September 30, 2022.

(t)	The total impact to equity for the above adjustments is reflected in the table below.

		Common Stock				Additional Paid-in- Capital	Accumulated Deficit	AOCI	Stockholders equity
(amounts in thousands, except share amounts)		Enliven		IMARA
		Shares	Amount	Shares	Amount
Conversion of outstanding Enliven’s convertible preferred stock into common stock	(e)	61,730,064	62	—	—	149,687	—	—	149,749
Cost of D&O insurance tail policy	(n)	—	—	—	—	—	(2,000)	—	(2,000)
Elimination of prepaids related to IMR-687 (Asset Sale)	(r)	—	—	—	—	—	(566)	—	(566)
Pre-combination stock-based compensation costs	(k)	—	—	213,443	—	2,996	(2,996)	—	—
Elimination of Imara’s historical equity carrying value	(g)	—	—	(26,287,264)	(27)	(235,457)	178,194	4	(57,286)
Exchange of outstanding Enliven common stock into Imara common stock based on the assumed Exchange Ratio	(d)	(116,616,260)	(117)	135,041,082	135	(18)	—	—	—
Change in par value	(j)	—	11	—	—	(11)	—	—	—
Reverse recapitalization of Imara	(h)	—	—	26,287,264	26	57,260	—	—	57,286
Enliven pre-closing financing	(a)	42,827,612	43	—	—	159,825	—	—	159,868
Imara sale of IMR-687 asset	(f)	—	—	—	—	—	34,586	—	34,586
Retention and severance payments to Imara employees	(l)	—	—	—	—	—	(2,753)	—	(2,753)
Transaction costs associated with the merger	(b)(c)	—	—	—	—	(6,646)	(4,244)	—	(10,890)

Pro forma adjustment		(12,058,584)	$(1)	135,254,525	$134	$127,636	$200,221	$4	$327,994